UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 29, 2008
IdleAire Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-51966	62-1829384

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 N. Cedar Bluff Road, Suite 200, Knoxville, TN	37923

(Address of principal executive offices)	(Zip Code)
(865) 342-3600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
     On January 29, 2008, Mr. Tom Badgett gave IdleAire Technologies Corporation (“IdleAire” or the “Company”) a written notice of resignation. Due to personal reasons, Mr. Badgett wishes to resign from his position as the Company’s Chief Information Officer, effective immediately, although he will be available on a day-to-day basis until April 14, 2008 to assist with the transition. Under the First Amendment to the Senior Management Agreement between the Company and Mr. Badgett, dated January 28, 2008, Mr. Badgett will be entitled to receive medical insurance for eighteen months following the effective date of his separation from the Company. Except for certain provisions including those relating to severance benefits, treatment of confidential information, non-competition and non-solicitation, all of which will continue to remain in full force and effect after the separation, the First Amendment to the Senior Management Agreement will terminate as of April 14, 2008, the effective date of Mr. Badgett’s resignation.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On January 29, 2008, Mr. Tom Badgett gave the Company a written notice of resignation. Due to personal reasons, Mr. Badgett wishes to resign from his position as the Company’s Chief Information Officer, effective April 14, 2008. Mr. Badgett’s decision to resign was not due to any disagreement with management or the Board of Directors of the Company.
Item 8.01 Other Items
     In connection with IdleAire’s recent realignment effort aimed at reducing costs, streamlining operations and moving closer to profitability, IdleAire is re-organizing and consolidating various departments and functions, eliminating 40 positions, and saving an estimated $4 million a year. Half the 40 positions eliminated are currently vacant. IdleAire is providing employees in the remaining affected positions a severance package based on their job and longevity with the company, as well as job placement assistance.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Ex. 99.1	First Amendment to Senior Management Agreement between the Company and Mr. Badgett, dated January 28, 2008

Ex. 99.2	Press release dated January 30, 2008 regarding Mr. Badgett's retirement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDLEAIRE TECHNOLOGIES CORPORATION
Date: January 29, 2008	By:	/s/ James H. Price
James H. Price
Senior Vice President and General Counsel